Exhibit 99.1

CONTACT: John A. Miley, Executive VP/CFO

    American Media, Inc.

    (561) 998-7400

AMERICAN MEDIA, INC. REPORTS SECOND

QUARTER FISCAL 2005 RESULTS

BOCA RATON (November 10, 2004) - American Media, Inc. (AMI) today announced results for the second quarter ended September 27, 2004.

Revenues for the September 2004 fiscal quarter were $136,562,000 compared to $126,873,000 for the prior year fiscal quarter. Total revenues increased $9.7 million, or 7.6%, advertising revenues increased 10.1% from $38.5 million to $42.4 million, and circulation revenues increased by $6.5 million, or 8.1%, to $87.0 million, when compared to the prior year’s comparable fiscal quarter. These revenue increases were primarily related to the re-launch of Star as a 100-page glossy magazine and the continuing strength of Shape magazine. These increases were partially offset by an 8.8% decline in newsstand units for AMI’s weekly publications in line with other checkout titles recent performance. On a sequential basis, unit sales for the tabloids have stabilized and are flat to the prior two quarters while sales for Star increased 11.9% since Star’s launch as a glossy magazine in April 2004.

Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, other income (expense), recapitalization bonus, restructuring expense, management fees and Star re-launch / new titles launch expenses) for the September 2004 fiscal quarter decreased to $36,212,000 from $40,456,000 in the prior year fiscal quarter primarily due to significantly increased legal expenses and increased production expenses associated with the re-launch of Star magazine.

Net income was $2,701,000 for the September 2004 fiscal quarter compared to net income of $5,938,000 in the prior year fiscal quarter primarily due to significantly increased legal expenses, increased production expenses and promotional expenses associated with the re-launch of Star magazine.

Revenues for the six months ended September 2004 were $270,009,000 compared to $251,847,000 for the prior year period. Total revenues increased $18.2 million, or 7.2%, advertising revenues increased 12.2% from $76.2 million to $85.4 million, and circulation revenues increased by $9.3 million, or 5.8%, to $169.1 million, when compared to the prior year’s comparable fiscal period. These revenue increases were primarily related to the re-launch of Star as a 100-page glossy magazine and the continuing strength of Shape. These increases were partially offset by a 10.9% decline in newsstand units for AMI’s weekly publications in line with other checkout titles recent performance.

Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, other income (expense), recapitalization bonus, restructuring expense, management fees and Star re-launch / new titles launch expenses) for six months ended September 2004 decreased to $76,478,000 from $82,174,000 in the prior year primarily due to significantly increased legal expenses and increased production expenses associated with the re-launch of Star magazine.

As a result of the above, coupled with increased interest expense of $3.3 million and promotional expenses associated with the re-launch of the Star, net income was $3,421,000 for the six months ended September 27, 2004 compared to net income of $11,320,000 in the prior year.

David J. Pecker, American Media’s Chairman, President and CEO said, “We are satisfied with our results of $270.0 million of revenues and $76.5 million of adjusted EBITDA for the six months ended September 27, 2004. We are very pleased with the progress of the re-launched Star as a glossy as its performance has continued to improve from the fourth quarter of fiscal 2004. Star’s single copy sales have continued to increase even further and are now up 9.2% through September (approximately 80,000 copies per week), even at the higher $3.29 cover price. Advertising revenue for Star is up 42% versus the prior year. In addition, Star has added more than 150,000 new subscribers since its launch as a glossy magazine bringing circulation from 1,135,000 to approximately 1,350,000 representing an increase of 19%.”

“The results for the Weider acquisition continue to perform better than we originally expected,” Mr. Pecker added. “We continue to improve these titles, most recently with the redesign and re-launch of Men’s Fitness. Average advertising pages for Men’s Fitness are up 20% from the prior year and the most recent issues are selling 35% to 45% higher on the newsstand than the prior year issues. Additionally, Shape has continued to out-perform expectations, and has also taken market share from all its competitors. Shape is now the market share leader in its category with a 28% lead

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in advertising pages over its nearest competitor. Shape’s newsstand sales continue to improve and registered a 10% gain over prior year in the first half of calendar 2004. As a result of this performance, Shape has recently been named to the Ad Age Top Ten List.”

American Media, Inc. is a leading publisher in the fields of weekly celebrity journalism and health and fitness magazines. We publish the following magazines: Star, Shape, Men’s Fitness, Muscle & Fitness, Flex, Muscle & Fitness Hers, Fit Pregnancy, Natural Health, Shape en Espanol, National Enquirer, Globe, National Examiner, Weekly World News, Sun, Country Weekly and MIRA!, as well as other special topic magazines. In addition to print properties, AMI owns Distribution Services, Inc., the country’s leading in-store magazine sales and marketing company.

On April 17, 2003, we completed a series of transactions whereby principals of Evercore Partners, Thomas H. Lee Partners, L.P., David Pecker, our CEO, and other members of management recapitalized the equity of AMI in a transaction that valued the Company at $1.5 billion.

Evercore Partners, based in Los Angeles and New York, manages approximately $1.3 billion of committed capital through its Evercore Capital Partners (“ECP”) affiliate. ECP investments include AMI, Michigan Electric Transmission Co., Telenet and Vertis.

Thomas H. Lee Partners, L.P., is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V. Notable transactions sponsored by the firm include: Simmons Company, Michael Foods, ProSiebenSat.1, American Media, AXIS Capital Holdings Limited, Houghton Mifflin, TransWestern Publishing, National Waterworks, Endurance Specialty Insurance, Vertis, Eye Care Centers of America, Cott Corporation, United Industries, Rayovac, Fisher Scientific International, Experian, GNC and Snapple Beverage.

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AMERICAN MEDIA OPERATIONS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(in thousands)

	UNAUDITED
	Three Months Ended		Six Months Ended
	September 29, 2003	September 27, 2004	September 29, 2003	September 27, 2004
Revenues	$126,873	$136,562	$251,847	$270,009

Operating expenses	86,717	103,326	172,783	200,866
Loss on insurance settlement	200	—	200	—
Restructuring expense	2,705	—	2,705	—
Depreciation and amortization	10,193	10,970	20,211	22,075

Total operating expenses (1) (2)	99,815	114,296	195,899	222,941

Operating income	27,058	22,266	55,948	47,068
Interest expense	(17,639)	(17,539)	(37,689)	(40,975)
Other income (expense), net	95	(45)	(60)	(101)

Income before income taxes	9,514	4,682	18,199	5,992
Provision for income taxes	3,576	1,981	6,879	2,571

Net income	$5,938	$2,701	$11,320	$3,421

EBITDA:
Net income	$5,938	$2,701	$11,320	$3,421
Add (deduct) -
Interest expense	17,639	17,539	37,689	40,975
Income taxes	3,576	1,981	6,879	2,571
Depreciation and amortization	10,193	10,970	20,211	22,075
Other (income) expense, net	(95)	45	60	101

EBITDA (1) (2)	$37,251	$33,236	$76,159	$69,143

Add -
Star re-launch and new titles launch expenses		2,476		6,335
Restructuring expense	2,705	—	2,705	—
Recapitalization bonus	—	—	2,310	—
Management fee	500	500	1,000	1,000

Adjusted EBITDA (1)	$40,456	$36,212	$82,174	$76,478

(1)	Includes $4 million in three months and six months ended September 27, 2004 for significant legal charges.

(2)	AMI’s amended Credit Agreement allows for the add-back of certain Star re-launch costs and expenses relating to the launch of new magazine titles.

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